Exhibit 99.1

Asia Pay to increase System and Technical Management resources due to demand for projects in China and Japan

December 10, 2004 (Seattle, WA and Beijing) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) today announced that it is adding key technical staff and systems necessary to support the rapidly increasing workload of new projects coming in from customers in both Japan and China.

As a result of the recently announced Pilot Project in conjunction with SCRC Telecom of China, Asia Pay is adding key technical staff at all levels including a senior Chief Systems Officer/Chief Information Officer position which will report to Chris Fox, Asia Pay's Chief Technology Officer.

The new customer demand for Asia Pay systems and services in both Japan and China is very strong and Asia Pay will be adding technical staff across the board to be in a position to complete large development projects underway for clients including Duty Free Stores (DFS) and for the joint Pilot Project development with SCRC Telecom in China as well as to satisfy the strong outside demand from customers in Asia and in the US.

About Asia Payment Systems, Inc.

Asia Pay is a Nevada incorporated company with offices in Seattle, WA, Beijing, and Shenzhen in China and in Hong Kong. Asia Pay is developing a credit card processing network that provides clearing services to Merchants, Oil Companies, and Financial Institutions in China and in related markets elsewhere in Asia.

Asia Pay's mission is to be a national provider of world-class third-party processing services in China to bankcard accepting merchants, issuers of bank credit cards, issuers of petroleum station retail cards, and to issuers of merchandise and other retail cards. Systems, hardware and personnel are now in place to enable Asia Pay to commence delivering service to clients.  In addition, the company is continuing to identify sources of additional financing to permit the start-up of nation-wide operations in the China market.

Contact:

Asia Payment Systems, Inc.
Matt Mecke, President & CEO
Tel. +1-866-877-APAY
Fax +1-206-470-1150
ir@asia-pay.com